Exhibit 99.1

Dermata Therapeutics Provides Corporate Update and Reports Financial Results for the Second Quarter 2026

- Dermata announced the launch date of its first commercial product, Tome™ Foundational Treatment, expected on August 25, 2026 –

- Dermata recently attended Be+Well Beauty and Wellness Show in Las Vegas, NV to announce the Tome brand -

SAN DIEGO, CA, August 11, 2026 – Dermata Therapeutics, Inc. (Nasdaq: DRMA) (“Dermata,” or the “Company”), a science-driven leader in dermatologic solutions, today highlighted recent corporate progress and reported financial results for the second quarter ended June 30, 2026.

“Over the past year, we have transformed Dermata through a strategic pivot to become a commercial-stage, direct-to-consumer skincare company,” commented Gerry Proehl, Dermata’s Chairman, President, and CEO. “This transition has been marked by significant execution across our organization, culminating in the development of our first commercial product, Tome Foundational Treatment, which we expect to start selling on August 25, 2026. As we prepare to enter the consumer skincare market, we believe we’ve identified the untapped ‘white space’ to launch our inaugural Tome product. We expect this launch will allow Dermata to begin generating revenues in the near future while continuing to build long-term value for our shareholders,” continued Mr. Proehl. “Looking ahead, we believe the opportunities before us extend well beyond the launch of a single product. Our direct-to-consumer platform provides the foundation to build lasting relationships with consumers, leverage data-driven insights to optimize marketing and customer engagement, and efficiently expand our product portfolio over time. We are excited to execute on our commercial strategy, establish a differentiated skincare brand, and create a scalable business that we believe can drive sustainable growth and enhance shareholder value for years to come,” concluded Mr. Proehl.

Corporate Highlights

●	Attended first trade show, Be+Well Beauty and Wellness Show in Las Vegas announcing its Tome brand. In June 2026, the Dermata team exhibited at the Be+Well Beauty and Wellness Show to officially launch the Tome brand and provided attendees with more information on the upcoming launch of its Foundational Treatment. The Be+Well conference hosts thousands of esthetics, spa, and wellness professionals with over 400+ brands in attendance.

●	Began social media campaign for its new skincare brand, Tome. The Company recently unveiled the Tome brand’s official social media presence as part of the Company’s broader commercial launch strategy. These efforts are designed to increase brand awareness, engage prospective consumers, and support the successful ecommerce launch of the Company’s first commercial skincare product, Tome Foundational Treatment, expected on August 25, 2026.

Anticipated Upcoming Milestones

●	Launch first direct-to-consumer (DTC) skincare product, Tome Foundational Treatment, expected on August 25, 2026. The Company has finished manufacturing and packaging for its Tome Foundational Treatment and is prepared for the upcoming commercial launch. The Company believes the Tome Foundational Treatment can be the base of any skincare routine, designed to renew the appearance of the skin and simplify skincare with a once-weekly application.

●	Continue development of a second DTC product. The Company is also working on its second skincare product, a once weekly, over-the-counter (OTC) topical treatment for acne, which is expected to launch sometime after its Foundational Treatment.

Second Quarter 2026 Financial Results

As of June 30, 2026, the Company had $4.4 million in cash and cash equivalents, compared to $7.5 million as of December 31, 2025. The $3.1 million decrease in cash and cash equivalents for the six months ended June 30, 2026, resulted from $4.9 million of cash used in operations, and $0.1 million of cash used in investing activities, offset by approximately $1.9 million of ATM financing proceeds. The Company expects its current cash resources to be sufficient to fund operations into the fourth quarter of 2026.

Research and development expenses were $0.2 million for the quarter ended June 30, 2026, compared to $0.6 million for the quarter ended June 30, 2025. The $0.4 million decrease in research and development expenses resulted primarily from the Company’s decision to prioritize the commercial launch of its first product, resulting in a decrease in research and development efforts during the three months ended June 30, 2026. As the Company continues to focus on branding, marketing, and manufacturing of its first commercial product, the Company reallocated its resources, including employee efforts, toward the pre-commercial launch and anticipates that research and development expenses will continue to decrease compared to prior periods.

Selling, general and administrative expenses were $2.8 million for the quarter ended June 30, 2026, compared to $1.2 million for the quarter ended June 30, 2025. The increase in selling, general and administrative expenses was primarily attributable to $0.7 million of increased legal fees, an increase of $0.6 million of marketing and other commercialization expenses, and an increase of $0.3 million of employee compensation attributable to a reallocation of employee efforts from research and development activities toward pre-commercial activities in anticipation of the Company’s first product launch.

About Dermata Therapeutics

Dermata Therapeutics is a scientific leader in dermatologic solutions that recently announced a strategic pivot from pharmaceutical development to begin focusing on the development and commercialization of direct-to-consumer skincare solutions. The Company is currently developing a first-of-its-kind skin renewal treatment which incorporates Dermata’s Bioneedle™. The Company expects to launch its first product on August 25, 2026, with additional innovations planned to follow. Dermata is headquartered in San Diego, California. For more information, or to join our mailing list, please visit http://www.dermatarx.com/.

About Tome

Tome is Dermata’s new skincare line focused on bringing about a new realm of skincare that is powerful, not punishing. Tome in its literal meaning is a large, important, scholarly book. Dermata intends to educate consumers with a brand that tells a skincare story rooted in science and history. Tome will consist of a line of skincare products incorporating its Bioneedle, utilizing Spongilla lacustris, a wild harvested, freshwater sponge that has evolved over millions of years, as the primary ingredient for consumers that are compelled by history and science to find the most potent products for their skincare routine. Dermata believes its Tome skincare line will simplify existing skincare routines with essential ingredients that deliver results, without the recovery associated with in-office treatments. Dermata expects to launch its first product, Tome Foundational Treatment, on August 25, 2026, with additional product launches planned to follow. Start your skincare story at www.tomeskincare.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: Dermata’s shift to prioritize DTC and OTC skincare products; the anticipated benefits of Dermata’s strategic shift to prioritize DTC and OTC skincare products, including acceleration of its path to commercialization, reduction of regulatory burdens, and expansion into broader consumer markets; the success, cost, and timing of the launch of its planned or future DTC and OTC products, including the Tome Foundational Treatment; the expected timing and success of any planned or future DTC and OTC product launches; expectations for the success of the Company’s products and their ability to generate revenue for the Company; the Company’s expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; and other factors described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in product development and commercialization. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

In thousands USD	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Cash and cash equivalents	$4,413	$7,522
Prepaid expenses and other current assets	594	342
Inventories	150	-
Non-current assets	164	-
Total assets	5,321	7,864
Liabilities
Accounts payable	1,120	461
Accrued liabilities	713	1,180
Total liabilities	1,833	1,641
Equity	3,488	6,223
Total liabilities and equity	$5,321	$7,864

DERMATA THERAPEUTICS, INC.

Statements of Operations

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share data	2026	2025	2026	2025

Operating expenses
Research and development (1)	$213	$618	$596	$1,899
Selling, general and administrative (1)	2,801	1,155	4,344	2,214
Total operating expenses	3,014	1,773	4,940	4,113
Loss from operations	(3,014)	(1,773)	(4,940)	(4,113)
Interest income	47	72	125	108
Net loss	$(2,967)	$(1,701)	$(4,815)	$(4,005)

Net loss per common share, basic and diluted	$(0.74)	$(1.66)	$(1.22)	$(5.18)
Weighted average common shares outstanding, basic and diluted	4,022,143	1,026,506	3,940,983	772,397

(1) Includes the following stock-based compensation expense
Research and development	$4	$8	$18	$16
Selling, general and administrative	$38	$31	$67	$61

Investor Contact:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com